Exhibit 5.1

February 27, 2004

Tempur-Pedic, Inc.

Tempur Production USA, Inc.

TWI Holdings, Inc.

Tempur World, Inc.

Tempur World Holdings, Inc.

Tempur-Pedic, Direct Response, Inc.

Tempur-Medical, Inc.

Dawn Sleep Technologies, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File No. 333-109054)

Ladies and Gentlemen:

We have acted as special counsel to (i) Tempur-Pedic, Inc., a Kentucky corporation (“TPI”), (ii) Tempur Production USA, Inc., a Virginia corporation (“TPUSA” and together with TPI, the “Issuers”), (iii) Tempur-Pedic International Inc., a Delaware corporation (“TPX”), (iv) Tempur World, LLC, a Delaware corporation (“Tempur World”), and Tempur World Holdings, LLC, a Delaware corporation (“Holdings” and together with TPX and Tempur World, the “Parent Guarantors”), (v) Tempur-Medical, Inc., a Kentucky corporation (“Tempur-Medical”), (vi) Tempur-Pedic Direct Response, Inc., a Kentucky corporation (“TPDRI”), and (vii) Dawn Sleep Technologies, Inc., a Delaware corporation (“Dawn Sleep” and together with Tempur-Medical and TPDRI, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed by the Issuers, the Parent Guarantors and the Subsidiary Guarantors, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) $150,000,000 aggregate principal amount of 10¼% Senior Subordinated Notes due 2010 of the Issuers (the “Exchange Notes”), issued in exchange for an equal aggregate principal amount of the outstanding 10¼% Senior Subordinated Notes due 2010 of the Issuers (the “Old Notes”) and (ii) the guarantees by the Parent Guarantors and the Subsidiary Guarantors of the Exchange Notes (the “Note Guarantees”).

The Exchange Notes and the Note Guarantees are to be issued pursuant to an Indenture, dated as of August 15, 2003, by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National

Association, as the trustee thereunder (the “Indenture”). The Parent Guarantors and the Subsidiary Guarantors are collectively referred to herein as the “Guarantors,” and the Guarantors and the Issuers are collectively referred to herein as the “Tempur Parties”). Capitalized terms used herein without definition have the respective meanings given to them in the Indenture.

In connection with this opinion, we have examined originals or copies of: the Registration Statement; the Registration Rights Agreement; the Indenture; the Exchange Notes; the Note Guarantees; resolutions duly adopted by the board of directors of each of the Parent Guarantors and Dawn Sleep; and certified copies of the certificate of incorporation and by-laws of each of the Parent Guarantors and Dawn Sleep, each as amended to date. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. The Indenture, the Exchange Notes and the Note Guarantees are referred to herein collectively as the “Transaction Documents.”

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the State of New York as applied by courts located in New York; the federal laws of the United States of America (except for tax, antitrust, blue sky and securities laws, as to which we express no opinion); the Delaware General Corporation Law, as applied by courts located in Delaware, and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws; Kentucky and Virginia law to the extent provided in the next sentence; and we express no opinion as to the laws of any other jurisdiction. With respect to all matters of Kentucky and Virginia law, we have relied entirely on the opinions of Frost Brown Todd, LLC of Kentucky and Wetherington, Melchionna, Terry, Day & Ammar of Virginia attached hereto, subject to all the qualifications set forth in those opinions.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that (i) the Trustee, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and had and has the full organizational power, authority and legal right under its governing documents and applicable laws to execute, deliver and perform its obligations under the Transaction Documents to which it is party, (ii) the Trustee has duly authorized, executed and delivered each of the Transaction Documents to which it is party; and (iii) each of the Transaction Documents to which the Trustee is party is a valid, binding and enforceable agreement of the Trustee.

(b)	The enforcement of any obligations of any of the Tempur Parties or any other Person, whether under any of the Transaction Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by, any of the Tempur Parties or any other Person, whether under any of the Transaction Documents or otherwise.

(c)	The enforcement of the rights of any Person may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity), whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

Based upon the foregoing, and subject to the limitations and qualifications set forth above, we are of the opinion that:

1. The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, will be entitled to the benefits of the Indenture and will be the valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2. The Note Guarantees have been duly authorized, executed and delivered by the Parent Guarantors and Subsidiary Guarantors and are valid and binding obligations of the Parent Guarantors and Subsidiary Guarantors, enforceable against the Parent Guarantors and Subsidiary Guarantors in accordance with their terms and, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Note Guarantees.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/S/    BINGHAM MCCUTCHEN LLP

BINGHAM McCUTCHEN LLP

W. H. JEFFERSON IV jjefferson@fbtlaw.com (859) 244-3266	250 West Main Street Suite 2700 Lexington, Kentucky 40507-1749 (859) 231-0000 Facsimile (859) 231-0011 www.frostbrowntodd.com	November 24, 2003

Tempur-Pedic, Inc.

Tempur-Medical, Inc.

Tempur-Pedic, Direct Response, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, KY 40511-2512

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File No. 333-109054)

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky to Tempur-Pedic, Inc., a Kentucky corporation (“TPI”), Tempur-Medical, Inc., a Kentucky corporation (“TMI”), and Tempur-Pedic, Direct Response, Inc., a Kentucky corporation (“TPDR”) (TPI, TMI, and TPDR are, collectively, the “Kentucky Tempur Parties”) in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) $150,000,000 aggregate principal amount of 10.25% Senior Subordinated Notes due 2010 (the “Exchange Notes”) of TPI and Tempur Production USA, Inc., a Virginia corporation (“TPUSA” and together with TPI, the “Issuers”), issued in exchange for an equal aggregate principal amount of the outstanding 10.25% Senior Subordinated Notes due 2010 of the Issuers and (ii) the guarantees by TMI and TPDR of the Exchange Notes (the “Note Guarantees”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement for 10.25% Senior Subordinated Notes due 2010, dated as of August 8, 2003, by and among TPI, TPUSA, the Guarantors (as defined therein) and the Initial Purchasers (as defined therein).

The Exchange Notes and the Note Guarantees are to be issued pursuant to an Indenture, dated as of August 15, 2003 (the “Indenture”), by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National Association, as the trustee thereunder (the “Trustee”).

In rendering the opinions set forth herein, we have examined:

(i) the articles of incorporation and bylaws of the Kentucky Tempur Parties;

(ii) resolutions of the boards of directors of the Kentucky Tempur Parties with respect to the transactions referred to herein;

(iii) the Indenture;

(iv) the Exchange Notes;

(v) the Note Guarantees; and

(vi) such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of certificates of public officials and officers and representatives of the Companies and the Guarantors and we have made such inquiries of officers and representatives of the Companies and the Guarantors as we have deemed relevant or necessary, as the basis for the opinions set forth herein. For purposes of our opinion, the documents listed in clauses (iii) to and including (v) are hereinafter referred to collectively as the “Transaction Documents.”

In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon the following:

(a) the accuracy and completeness of all certificates and other statements, documents and records reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, with respect to the factual matters set forth therein;

(b) all parties to the documents reviewed by us (other than the Kentucky Tempur Parties) have full power and authority to execute, deliver and perform their duties under such documents, and such execution, delivery and performance are proper undertakings by such parties, are permitted by applicable law, and are within the scope of their respective enumerated powers, and all such documents have been duly authorized, executed and delivered by such parties, and all of the proceedings and undertakings which are necessary in order for such parties to execute and deliver such documents and perform their duties thereunder have been properly carried out in accordance with the requirements of applicable law;

(c) the Trustee is duly organized, validly existing and in good standing under the laws of all jurisdictions where it is organized, conducting its business or otherwise required to be qualified; and

(d) the proceeds of the Notes have been disbursed in whole or in part and each Transaction Document constitutes the legal, valid and binding obligation of each party thereto enforceable against such party in accordance with its terms.

Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that:

1. The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action on the part of each Kentucky Tempur Party.

2. The Indenture has been duly executed by each Kentucky Tempur Party.

3. The issuance of the Exchange Notes has been duly authorized by all necessary corporate action on the part of TPI.

4. The execution, delivery and performance of the Note Guarantees has been duly authorized by all necessary corporate action on the part of TMI and TPDR.

5. The Note Guarantees have been duly executed by TMI and TPDR.

Our opinions are subject to, or qualified by, the following:

A. We express no opinion as to the validity or effectiveness of any corporate action taken with respect to the Transaction Documents by any Company or Guarantor other than the Kentucky Tempur Parties.

B. In rendering our opinions, we have not made any independent review or investigation of facts, and have relied as to factual matters upon those representations and warranties made by the Companies and the Guarantors, as set forth in the Transaction Documents.

C. The opinions contained in this letter are subject to (i) all applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the rights of creditors generally, as well as by limitations imposed upon creditors generally by the constitutions of the United States and the Commonwealth of Kentucky; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, the enforcement of any rights by any person or entity may in all cases be subject to an implied duty of good faith on its part. Accordingly, we express no opinion as to the extent to which any provision may be specifically enforced.

D. Further, we express no opinion as to any particular provision of any of the Transaction Documents relating to: (i) the availability of any specific or equitable relief of any kind; (ii) the collection of interest on overdue interest or providing for a penalty rate of interest that is unreasonable in amount or late charges on overdue or defaulted obligations that are unreasonable in amount; (iii) the recovery of attorneys’ fees beyond those permitted by applicable statutes; (iv) the survivability of any term, covenant or condition contained in the Transaction Documents after the termination of the applicable Transaction Documents; (v) future advances or the right of any person or entity to pay expenses, disburse funds or apply Note proceeds on behalf of the Companies or the Guarantors beyond such disbursements and advances permitted by applicable statutes or advances that are directly authorized under the Transaction Documents; (vi) the grant of any powers of attorney to any person or entity or the authorization to disburse Note proceeds (other than as expressly authorized under the Transaction Documents) on behalf of the Companies or the Guarantors; (vii) the assignment of any insurance policies, the exercise of rights thereunder or the right to proceeds thereof, to the extent that such provisions may conflict with the terms and conditions of such insurance policies; (viii) exculpation clauses and clauses relating to releases or waivers of unmatured claims or rights; or (ix) the appointment of a receiver without judicial approval.

E. In addition, we express no opinion as to any provision in any of the Transaction Documents to the extent that such provision purports to: (i) waive, or release any person or entity from the obligation to comply with, any requirement of diligent performance, commercial reasonableness, good faith, notice or other duty of care; (ii) grant to any person or entity any remedies with respect to any seizure or disposition of property or assets (or the proceeds thereof) of any Company or Guarantor, with or without notice of hearing, and before or after an event of default or default, to the extent that any such remedies are not specifically provided for under the laws of the Commonwealth of Kentucky, other applicable statutes or the common law as now or hereafter in effect; (iii) authorize any person or entity to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by it to or for the account of any Company or Guarantor against any indebtedness of any Company or Guarantor to any person or entity except to the extent such indebtedness has matured, is in a liquidated amount and the security held by such person or entity is not adequate for the repayment of such indebtedness, or to set off and apply any funds held in a special purpose account as to which such person or entity has notice of the interest of any third party; (iv) require any Company or Guarantor to indemnify or hold any person or entity harmless from (A) the consequences of any willful misconduct or negligent or other wrongful or unlawful act or omission on the part of any such party, or (B) any personal liability of any officer, director or employee of any such party; (v) constitute a waiver by any Company or Guarantor of (A) any statutory right except where advance waiver is expressly permitted by the relevant statute, (B) rights of redemption or appraisal, or the benefits of any law which exempts property from liability for debt, or (C) provisions which are not capable of waiver under the laws of the Commonwealth of Kentucky; (vi) nullify the effect of a lack of validity or enforceability of a Transaction Document; (vii) limit the liability of any party for any labor, service or materials furnished to the property, or for re-entry of the property by force; or (viii) preclude the modification of the Transaction Documents through conduct, custom or course of performance, action or dealing.

F. We express no opinion with respect to the enforceability of any waiver of statutory rights contained in the Transaction Documents, including, without limitation, rights of redemption or appraisal, the waiver of a right to jury trial, the enforceability of any provision pertaining to the appointment of a receiver without judicial approval, or the enforceability of any provision for recovery of attorneys’ fees and costs beyond those permitted by KRS § 411.195 and KRS § 453.260.

G. We express no opinion as to the validity or effect of any provision in the Transaction Documents providing for the assignment or transfer of any permits, licenses,

franchises or similar rights or interests of any Company or Guarantor that require governmental approval in connection with their assignment or transfer.

H. We have not made an examination of title to any of the real property, personal property, or fixtures covered by the Transaction Documents and we express no opinion with respect thereto.

I. We express no opinion as to the organization, existence or good standing of any party to any Transaction Document, and we have relied solely on opinion letters of Bingham McCutchen LLP and Wetherington, Melchionna, Terry, Day & Ammar, P.C. with respect to such matters as they relate to parties other than the Kentucky Tempur Parties.

J. Our opinion that a document has been “duly executed” means only that it has been signed on behalf of a company by a person having authority to bind the company, and does not address whether such execution is valid or sufficient for such purpose under any applicable law (other than Kentucky law).

K. This opinion only speaks to the Kentucky Tempur Parties and to matters addressed herein as of the date hereof. We undertake no duty to update our opinion as laws or facts may change after the date hereof, and we make no representation regarding the sufficiency of this opinion for your purposes.

L. We are admitted to practice in the Commonwealth of Kentucky. We express no opinion as to matters under or involving the laws of any jurisdiction other than the internal substantive laws (other than state and local tax, antitrust, blue sky and securities laws, as to which we express no opinion) of the Commonwealth of Kentucky and its political subdivisions.

This opinion is solely for the benefit of the addressees hereof in connection with the Registration Statement. This opinion may not be relied upon in any manner by any other person or entity and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, that we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. The addressees hereof may rely upon this opinion only in connection with the transactions contemplated by the Transaction Documents.

Very truly yours,

FROST BROWN TODD LLC

/S/ W. H. JEFFERSON IV

W. H. Jefferson IV

WHJ/jt

[LETTERHEAD OF WETHERINGTON, MELCHIONNA, TERRY, DAY & AMMAR]

November 24, 2003

Tempur Production USA, Inc.

c/o Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

Re:	Registration Statement on Form S-4 Under the Securities Act of 1933, As Amended (File

No. 333-109054)

Ladies and Gentlemen:

We have acted as special Virginia counsel to Tempur Production USA, Inc., a Virginia corporation (“TPUSA”), in connection with the Registration Statement on Form S-4 (File No. 333-109054), as amended (the “Registration Statement”), filed by TPUSA and others with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) $150,000,000 aggregate principal amount of 10¼% Senior Subordinated Notes due 2010 of TPUSA and Tempur-Pedic, Inc. (the “Issuers”) (the “Exchange Notes”), to be issued in exchange for an equal aggregate principal amount of the outstanding 10¼% Senior Subordinated Notes due 2010 of the Issuers. Our representation of TPUSA has been limited solely to the rendering of this opinion.

We understand the Exchange Notes are to be issued pursuant to an Indenture, dated as of August 15, 2003, by and among the Issuers, the registrant guarantors listed on the signature pages thereto, and Wells Fargo Bank Minnesota, National Association, as the trustee thereunder (the “Indenture”).

In connection with this opinion, we have examined: copies of the Indenture and the Exchange Notes; certified copies of resolutions adopted by the board of directors of TPUSA; and certified copies of the certificate of incorporation and by-laws of TPUSA, each as amended to date. In addition, we have examined such other corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion. In all such examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal capacity and competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the Commonwealth of Virginia as applied by courts located in Virginia.

We express no opinion as to the effect of conduct, acts or other events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date of this letter on the matters addressed in this opinion, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based on the foregoing, and subject to the qualifications set forth above, we are of the opinion that:

1.	The Indenture has been duly authorized and executed by TPUSA.

2.	The issuance of the Exchange Notes has been duly authorized by TPUSA.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/S/    WETHERINGTON, MELCHIONNA,

         TERRY, DAY & AMMAR